Total Gas & Power USA
24, place Jean Millier
92078 Courbevoie
France

March 24, 2013

Amyris, Inc.
5885 Hollis Street, Suite 100
Emeryville, CA 94608
Attention: Mr. John Melo, President & CEO

Reference is made to that certain Master Framework Agreement (the “Framework Agreement”), dated as of July 30, 2012, by and between Amyris, Inc., a Delaware corporation (“Amyris”), and Total Gas & Power USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France (“Total”), and that certain Securities Purchase Agreement, dated as of July 30, 2012 (the “Purchase Agreement”), by and between Amyris and Total. Capitalized terms used herein and not defined shall have the meanings given to such terms in the Framework Agreement or the Purchase Agreement.

The terms of the Framework Agreement and Purchase Agreement shall be amended as set forth below and, subject to the satisfaction of the conditions set forth below, Total hereby waives its right to not consummate the Second Closing if it makes a “No-Go Decision” (as defined in the Framework Agreement) pursuant to Section 2.2(a) of the Framework Agreement prior to June 30, 2013, and commits to consummate the Second Closing by no later than July 31, 2013, subject to the satisfaction of the conditions of such Second Closing set forth in Section 6.2 of the Purchase Agreement (other than (i) the condition set forth in Section 6.2(h) of the Purchase Agreement which is hereby expressly waived by Total upon the satisfaction of the Waiver Conditions (as defined below), and (ii) for purposes of determining satisfaction of Section 6.2(a) of the Purchase Agreement, Section 3.17 and Section 3.26 of the Purchase Agreement shall be deemed to be modified to give effect to the security interest contemplated herein):

1.
The Conversion Price (as defined in the Securities) for the Securities to be issued at the Second Closing pursuant to the Purchase Agreement shall be reduced to the greater of (1) the consolidated closing bid price of Amyris' common stock, par value $0.0001 per share, on the date the parties enter into this letter agreement plus $0.01 and (2) $3.08; provided that the Conversion Price shall not be reduced by more than the maximum possible amount permitted under the relevant listing rules of The NASDAQ Stock Market (the “NASDAQ Rules”) such that the New Conversion Price of the Securities would require Amyris to obtain stockholder approval with respect to such reduction of the Conversion Price; provided further that the “Make-Whole Interest Cap” for the relevant Securities shall be reset to an amount agreed to in writing by the parties; and

2.
Amyris shall grant and hereby grants to Total, to the extent it has the right to do so under applicable law and third-party contracts (including term sheets and final agreements effecting the respective content of such term sheets with (1) Novvi SA executed with Cosan S.A. and (2) International Flavors and Fragrances Inc.) existing as of the date of this letter agreement without resulting in a violation, breach or default thereunder, a first-priority security interest in all of its intellectual property to secure all outstanding Securities and all Securities to be issued under the Purchase Agreement after the date hereof and prior to the Security Release Date (as defined below), and at Total's request, shall cooperate in good faith with Total to establish the seniority of such security interest to any other outstanding senior security interests in Amyris intellectual property and promptly cooperate with Total at its request and expense to perfect and document such security interest, provided that Total agrees that it shall promptly release all such first-priority security interests, rights to such interests, and cooperate with Amyris in good faith to release any such interests and rights at such time that Total and Amyris have entered into final documentation regarding the establishment of a JVCO (including, without limitation, the Amyris License Agreement) and such documentation has become effective (the “Security Release Date”), and provided further that Total and Amyris both agree to use good faith efforts to establish the JVCO and enter all ancillary documentation (including without limitation the Amyris License Agreement) by no later than May 30, 2013.

Clauses (1) and (2) above are referred to herein as the “Waiver Conditions.”

Furthermore, Total and Amyris agree that the Securities to be issued pursuant to the Second Closing may be issued in several installments in the manner set forth below, subject to the following conditions:

•
Amyris shall also have the right prior to the Second Closing Date to request that the closing of the purchase and sale of up to $10 million in principal amount of Securities shall occur no later than May 15, 2013 if Amyris provides a certificate of its Chief Financial Officer to Total that Amyris' cash and cash equivalents and short-term investments (determined in accordance with GAAP) at the end of April 2013 is less than $10 million (the “First Installment Amount”).

•
Amyris shall also have the right prior to the Second Closing Date to request that the closing of the purchase and sale of up to $10 million in principal amount of Securities shall occur no later than June 15, 2013 if Amyris provides a certificate of its Chief Financial Officer to Total that Amyris' cash and cash equivalents and short-term investments (determined in accordance with GAAP) at the end of May 2013 is less than $10 million (the “Second Installment Amount” and along with the First Installment Amount, the “Installment Amounts”).

•
The Installment Amounts shall be deducted from the principal amount of Securities to be issued in the Second Closing to be closed no later than the Second Closing Date, as provided in the Purchase Agreement.

•
Following satisfaction by Amyris of the requirements set forth above to request either of the Installment Amounts, Total will proceed to fund the First Installment Amount or Second Installment Amount, as applicable, in each case, subject to the satisfaction of the conditions set forth in Section 6.2 of the Purchase Agreement (other than (i) the conditions set forth in Section 6.2(h) of the Purchase Agreement which is hereby expressly waived by Total upon satisfaction of the Waiver Conditions and (ii) for purposes of determining satisfaction of Section 6.2(a) of the Purchase Agreement, Section 3.17 and Section 3.26 of the Purchase Agreement shall be deemed to be modified to give effect to the security interest contemplated herein).

This letter agreement may be executed in counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when signed by each party hereto and delivered to the other party.

Very truly yours,

TOTAL GAS & POWER USA, SAS

By: /s/ Bernard Clement
Name: Bernard Clement
Title: Managing Director

Agreed to and accepted as of
the date first written above:

AMYRIS, INC.

By:
Name: John Melo
Title: President & CEO

This letter agreement may be executed in counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when signed by each party hereto and delivered to the other party.

Very truly yours,

TOTAL GAS & POWER USA, SAS

By:
Name: Bernard Clement
Title: Managing Director

Agreed to and accepted as of
the date first written above:

AMYRIS, INC.

By: /s/ John Melo
Name: John Melo
Title: President & CEO